Exhibit 10(a)26

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

THE SOUTHERN COMPANY

Only non-employee directors are compensated for service on the Board of Directors (the "Board") of The Southern Company (the "Company"). The pay components are as follows:

Annual Retainers:

•	$175,000 of which $90,000 is deferred in shares of Company common stock until Board membership ends;
•	$12,500 if serving as Chair of a standing Board committee; and
•	$12,500 if serving as the Presiding Director

Meeting Fees:

•	$2,500 for participation in a meeting of the Board, if the number of meetings exceeds eight annually

Directors may elect to defer up to 100 percent of their compensation until membership on the Board ends. There is no pension plan for non-employee Directors.